Exhibit 3.1

Certificate of Incorporation of the Registrant as currently in effect ev Transportation Services, Inc.

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The original Certificate of Formation of ev Transportation Services, LLC the (the “Corporation”) was filed in the Office of the Secretary of State of the State of Delaware on May 8, 2015, and a certificate of conversion and accompanying certificate of incorporation was filed on October 11, 2016 to convert the entity to a corporation from a limited liability company by the name of ev Transportation Services, Inc.

The undersigned, Edwin L. Miller Jr., Assistant Secretary of the Corporation, does hereby certify that (a) by unanimous written consent of the Board of Directors of the Corporation dated April 26, 2017, the Board of Directors duly adopted a resolution pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) adopting and approving this First Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and (b) by written consent of the stockholders of the Corporation, dated the same date, stockholders holding shares with a majority of the voting power of the power of the Corporation duly approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the DGCL.

The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the Corporation is ev Transportation Services, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Corporation.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is as follows:

Common Stock, $.001 par value per share (“Common Stock”)	15,000,000 shares
Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred”)	2,750,000 shares
Series B Convertible Preferred Stock, $.001 par value per share (the “Series B Preferred”)	5,000,000 shares

The Series A Preferred and the Series B Preferred are referred to herein collectively as the “Preferred Stock.” The Series A Preferred and the Series B Preferred shall have identical rights, preferences, powers, privileges and restrictions, qualifications and limitations, and the Common Stock and the Preferred Stock will vote together as a single class on an as-if converted basis, except in each case as set forth below under “Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales” or unless otherwise explicitly provided otherwise herein.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A. Common Stock

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any class or series of the Preferred Stock.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. The Corporation shall not pay any dividends on the Common Stock without the unanimous vote or written consent of the Board of Directors of the Corporation (the “Board”) and also subject to any preferential dividend rights of any then outstanding preferred stock of the Corporation of any series.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding preferred stock of the Corporation of any series.

B. Series A Preferred Stock

The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. Dividend Rights. The Company shall not pay any dividends on any class or series of capital stock of the Corporation without the unanimous vote or written consent of the Board.

2. Voting Rights of the Series A Preferred.

3. General Rights. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock and any other series or class of capital stock of the Corporation at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

4. Separate Vote of Preferred Stock. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of fifty five percent (55%) of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class on an as-if converted to Common Stock basis, shall be necessary for the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise) or to permit any subsidiary of the Company to effect or validate any of the following actions (whether by amendment, merger, consolidation, or otherwise):

5. amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Company in a manner that adversely affects the powers, preferences or rights of the Preferred Stock;

6. amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Company in a manner that adversely affects the powers, preferences or rights of either the Series A Preferred or Series B Preferred in a manner different from the other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amount of respective issue prices and liquidation preferences that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock);

7. increase or decrease the authorized number of shares of any class or series of stock;

8. authorize, designate, or issue, whether by reclassification or otherwise, any new class or series of stock or other securities convertible into equity securities of the Company (other than a convertible bridge loan) that is senior to the Series B Preferred in any respects, including without limitation in right of redemption, liquidation preference, voting, dividends or contractual rights, or any increase in the authorized or designated number of any such new class or series;

9. purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of stock other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

10. enter into any agreement to sell or transfer a substantial portion of the Company’s assets;

11. enter into any agreement regarding a Deemed Liquidation Event (as defined below);

12. take any action that results in the payment or declaration of a dividend on any shares or series of capital stock of the Corporation;

13. liquidate, dissolve or wind-up the business and affairs of the Company, or reclassify or recapitalize the outstanding capital stock of the Company, or consent to any of the foregoing;

14. create a subsidiary that is not wholly owned; or

15. incur indebtedness for borrowed money other than nominal amounts in the ordinary course of business and other than pursuant to a line of credit or similar financing that has been unanimously approved by the Board of Directors.

C. Series B Preferred Stock

The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1. Dividend Rights. The Company shall not pay any dividends on any class or series of the capital stock of the Corporation without the unanimous vote or written consent of the Board.

2. Voting Rights of the Series B Preferred.

3. General Rights. Each holder of shares of the Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series B Preferred shall vote together with the Common Stock and any other series or class of capital stock of the Corporation at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

4. Separate Vote of Series B Preferred. The provisions of Section B (2)(b) are incorporated herein by reference.

5. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders and before any payment shall be made to the holders of the Series A Preferred or the Common Stock or any other class or series of stock ranking on liquidation junior to the Preferred Stock by reason of their ownership thereof, an amount equal to *$3.00* per share of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment in full or the required payment to be made to the holders of the Series B Preferred, the holders of shares of the Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders and before any payment shall be made to the holders of the Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred by reason of their ownership thereof, an amount equal to *$1.00* per share of Series A Preferred. The foregoing provisions are subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting any of such shares), plus any dividends declared but unpaid on such shares. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B Preferred or the Series A Preferred, respectively the full amount to which they shall be entitled, the holders of such series shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of the Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock and the holders of the Preferred Stock, pro rata based on the number of shares of Common Stock held by each such holder.

(c) Any merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (except any such merger or consolidation involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation, in their capacity as such, continue to hold immediately following such merger or consolidation a majority by voting power of and a majority of the fully-diluted equity ownership of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), or sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation of the Corporation for purposes of this Section 3, and the acquisition agreement relating to such transaction shall provide that the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with the preceding paragraph (a) above. The amount deemed distributed to the holders of the Preferred Stock upon any such merger, consolidation or sale shall be the cash or the value of the property, rights or securities distributed or paid to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

6. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing, in the case of the Series A Preferred, $1.00 by the Series A Conversion Price (as defined below) in effect at the time of conversion and by dividing, in the case of the Series B Preferred, $3.00 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be $1.00, and the “Series B Conversion Price” shall initially be $3.00. The initial Series A Conversion Price and the Series B Conversion Price and the rate at which shares of Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

In the event of a liquidation or deemed liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of the Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price or Series B Conversion Price, as applicable (the “Applicable Conversion Price”).

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of the Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock. Before taking any action which would cause an adjustment reducing the Series A Conversion Price or Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion thereof, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Applicable Conversion Price.

(iii) Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on Common Stock delivered upon conversion.

(iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the then outstanding shares of Common Stock, the Applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the then outstanding shares of Common Stock, the Applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Applicable Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of the Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock; provided, however, that no such adjustment shall be made if the holders of the referred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2(b), if there shall occur any reorganization, recapitalization, consolidation or merger involving the Corporation in which Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section 4), then, following any such reorganization, recapitalization, consolidation or merger, each share of Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Preferred Stock.

(j) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of Common Stock (or other stock or securities at the time issuable upon conversion of Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(ii) of any capital reorganization of the Corporation, any reclassification of Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will mail or cause to be mailed to the holders at their last addresses as shown on the records of the Corporation of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 10 days prior to the record date or effective date for the event specified in such notice.

FIFTH. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

SIXTH. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

SEVENTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the General Corporation Law permits the Corporation to provide indemnification.

EIGHTH. Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

NINTH. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

TENTH. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ELEVENTH. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

(b) The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class on an as-if converted to Common Stock basis, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

I, THE UNDERSIGNED, being the Assistant Secretary of the Corporation, hereby executes this First Amended and Restated Certificate of Incorporation on the date set forth below.

Dated: April 27, 2017

/s/ Edwin L. Miller, Jr.
Edwin L. Miller Jr., Assistant Secretary